Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Guardant Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	2023 Employment Inducement Incentive Award Plan Common Stock, par value $0.0001 per share	457(c) and 457(h)	5,000,000	$35.60 (1)	$178,000,000.00	$0.0001102	$19,615.60

	Total Offering Amounts					$178,000,000.00		$19,615.60

	Total Fees Previously Paid							—

	Total Fee Offsets (2)							—

	Net Fee Due							$19,615.60

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s shares of Common Stock as reported on the Nasdaq Global Market on August 3, 2023, which date is within five business days prior to the filing of this Registration Statement.

(2)	The Registrant does not have any fee offsets.